Exhibit B








							October 7, 2002


Mr. T. Kevin Dunnigan
Chairman, President & CEO
Thomas & Betts Corporation
8155 T&B Blvd.
Memphis, Tennessee 28125

Dear Kevin:

 While you are cleaning up the mess at Thomas & Betts, the stock market is creating lots of opportunities.

	Along these lines, we would like to buy more shares of your stock for our clients. Your poison pill precludes us from doing that.
Accordingly, we are going to ask shareholders to remove it. Enclosed is our official request.

	I look forward to saying hello again soon, and with best wishes, I am



							Sincerely,


/s/

MJG/rp						Mario J. Gabelli
enc.